Exhibit 23.2

Olden Lane Trust Series 9

c/o The Bank of New York Mellon, as Custodian

2 Hanson Place, 12th Floor

Brooklyn, New York 11217

October 27, 2017

Re: Olden Lane Trust Series 9

Ladies and Gentlemen:

We have examined the Registration Statement (File No. 333-217271) for the above-captioned Trust and we consent to the use in the Registration Statement of the references to Olden Lane Advisors LLC, as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

All the best,

Olden Lane Advisors LLC

By: /s/ Michael C. Macchiarola

Michael C. Macchiarola

Partner

200 Forrestal Road. Princeton NJ 08540 | (609) 436-9646 | www.oldenlane.com